Date: May 2, 2019

News Release – Investor Update

Parks! America, Inc. Reports Q2 Fiscal 2019 Results

•Q2 and YTD F19 attendance based net sales increase by 9.3% and 6.0%, respectively

PINE MOUNTAIN, Georgia, May 2, 2019 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its second fiscal quarter ended March 31, 2019.

Second Quarter Fiscal 2019 Highlights

Total net sales for the second fiscal quarter ended March 31, 2019 were $1,004,022, an increase of $59,924, compared to $944,098 for the prior year second fiscal quarter ended April 1, 2018. Park attendance based net sales increased by $85,218 or 9.3%, while animal sales decreased by $25,294.

The Company reported a net loss of $34,207 for the second fiscal quarter ended March 31, 2019 compared to a net loss of $34,660 for the prior year second fiscal quarter ended April 1, 2018, resulting in an improvement of $453, primarily attributable to an increase in attendance based net sales and lower interest expense, largely offset by higher compensation and depreciation expenses, as well as lower animal sales.

“Attendance based net sales were up 9.3% in the quarter, which we believe continues to demonstrate the power of the positive guest experience at our Wild Animal Safari Parks,” commented Dale Van Voorhis, Chairman & CEO. “Each of our Parks delivered a strong spring break, which historically begins late in our second fiscal quarter.”

First Six Months Fiscal 2019 Highlights

Total net sales for the first six months of the 2019 fiscal year were $2,020,721, an increase of $80,272, compared to $1,940,449 for the first six months of the 2018 fiscal year. Park attendance based net sales increased by $112,289 or 6.0%, while animal sales decreased by $32,017.

The Company reported a net loss of $49,690 for the first six months of the 2019 fiscal year compared to a net loss of $169,537 for the first six months of the 2018 fiscal year, resulting in an improvement of $119,847. Excluding one-time items related to the write-off of deferred loan fees and deferred tax adjustments in the 2018 first fiscal quarter, the Company’s adjusted net loss for the first six months of the 2019 fiscal year improved by $44,147. The improvement in the Company’s adjusted net loss during the six months of its 2019 fiscal year is primarily attributable to an increase in attendance based net sales and lower interest expense, largely offset by higher compensation and depreciation expenses, as well as lower animal sales and an increase in our adjusted income tax provision.

Balance Sheet and Liquidity

The Company had working capital of $2.34 million as of March 31, 2019, compared to working capital of $2.48 million as of April 1, 2018. The Company’s debt to equity ratio was 0.19 to 1.0 as of March 31, 2019, compared to 0.42 to 1.0 as of April 1, 2018.

“The Company’s lower debt to equity ratio and lower year to date interest expense reflect the refinancing we completed in July 2018,” noted Mr. Van Voorhis. “We are well positioned both structurally and financially now that our 2019 fiscal year busy season has commenced.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 30, 2018, is available on the Company’s website, http://www.animalsafari.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Six Months ended March 31, 2019 and April 1, 2018

	For the three months ended		For the six months ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Net sales	$1,003,797	$918,579	$1,988,508	$1,876,219
Sale of animals	225	25,519	32,213	64,230
Total net sales	1,004,022	944,098	2,020,721	1,940,449

Cost of sales	132,629	122,638	249,962	233,723
Selling, general and administrative	781,516	695,173	1,564,048	1,515,205
Depreciation and amortization	115,199	93,950	230,398	191,400
(Gain) loss on disposal of operating assets, net	-	26,022	-	25,303
Income (loss) from operations	(25,322)	6,315	(23,687)	(25,182)

Other income (expense), net	8,538	4,924	15,518	8,854
Write-off of loan fees - prepayment	-	-	-	(12,495)
Interest expense	(19,223)	(51,656)	(38,821)	(99,516)
Loss before income taxes	(36,007)	(40,417)	(46,990)	(128,339)

Income tax provision	(1,800)	(5,757)	2,700	41,198
Net loss	$(34,207)	$(34,660)	$(49,690)	$(169,537)

Income per share - basic and diluted	$-	$-	$-	$-

Weighted average shares outstanding
(in 000's) - basic and diluted	74,805	74,717	74,763	74,694

PARKS! AMERICA, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURE - ADJUSTED NET INCOME (1)
For the Six Months Ended March 31, 2019 and April 1, 2018

	For the six months ended
	March 31, 2019	April 1, 2018
Net loss	$(49,690)	$(169,537)
Write-off of loan fees - prepayment	-	12,495
Tax impact - write-off of loan fees-prepayment	-	(3,650)
Deferred tax adjustments	-	66,855
Adjusted net loss	$(49,690)	$(93,837)

(1) Reconciliation of Non-GAAP Disclosure Item - Adjusted Net Income

Adjusted net income for the six months ended April 1, 2018 excludes the write-off of loan fees associated with a prepayment against the Company's 2013 Refinancing term loan, as well as deferred tax adjustments. Given the one-time nature of these items, management believes excluding them from adjusted net income provides a better indication of year-over-year operating performance.

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of March 31, 2019, September 30, 2018 and April 1, 2018

	March 31, 2019	September 30, 2018	April 1, 2018
ASSETS
Cash	$2,372,250	$2,674,260	$2,377,929
Inventory	278,684	240,004	235,870
Prepaid expenses	233,655	131,856	216,405
Total current assets	2,884,589	3,046,120	2,830,204

Property and equipment, net	6,683,429	6,614,835	6,704,625
Intangible assets, net	1,000	1,400	1,800
Deferred tax asset	-	-	93,500
Other assets	12,050	12,050	10,426
Total assets	$9,581,068	$9,674,405	$9,640,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$26,875	$92,237	$38,871
Other current liabilities	319,140	219,443	216,255
Current portion of long-term debt, net	199,078	195,198	92,373
Total current liabilities	545,093	506,878	347,499

Long-term debt, net	1,257,665	1,358,027	2,664,285
Total liabilities	1,802,758	1,864,905	3,011,784

Stockholders’ equity
Common stock	74,821	74,721	74,721
Capital in excess of par	4,855,516	4,837,116	4,837,116
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	2,851,223	2,900,913	1,720,184
Total stockholders’ equity	7,778,310	7,809,500	6,628,771
Total liabilities and stockholders’ equity	$9,581,068	$9,674,405	$9,640,555